Exhibit 99.1

FIRST1BANCORP

News Release

For Immediate Release:	For More Information,
February 28, 2006	Contact: James H. Garner
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 18 cents per share payable April 25, 2006 to shareholders of record as of March 31, 2006. The 18 cents per share dividend rate represents a 5.9% increase over the dividend rate declared in the same period of 2005.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 61 branch offices, with 55 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp’s common stock is traded on the NASDAQ National Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com. For additional information, please contact:
Mr. James H. Garner
President & Chief Executive Officer
Telephone: (910) 576-6171